As filed with the Securities and Exchange Commission on January 6, 2026

Registration No. 333-135887

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

POST EFFECTIVE AMENDMENT NO. 1 TO

Form S-3 Registration Statement No. 333-135887

UNDER

THE SECURITIES ACT OF 1933

BANKFINANCIAL CORPORATION

(Exact name of Registrant as specified in its charter)

Maryland	75-3199276
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

60 North Frontage Road

Burr Ridge, Illinois 60527

(Address of principal executive offices, including zip code)

(800) 894-6900

(Registrant’s telephone number, including area code)

BankFinancial and Subsidiaries Associate Investment Plan

(Full Title of Plan)

Karen B. Woods, Esq.

General Counsel and Chief Administrative Officer

First Financial Bancorp.

255 East Fifth Street, Suite 2900

Cincinnati, Ohio 45202

(877) 322-9530

(Telephone number, including area code, of agent for service)

With copies of all communications to:

Alison N. LaBruyere

Squire Patton Boggs (US) LLP
1230 Peachtree Street N.E.
Suite 2200
Atlanta, Georgia 30309
(678) 272-3200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the following registration statement on Form S-3 (the “Prior Registration Statement”) is being filed by BankFinancial Corporation (the “Company”) to terminate all offerings under the Prior Registration Statement and to deregister any and all shares of the Company’s common stock, par value $0.01 per share (the “Shares”) registered but unsold as of the date hereof thereunder:

Registration Statement on Form S-3, File No. 333-135887, filed with the Securities and Exchange Commission on July 20, 2006, registering securities of the Company for a maximum aggregate offering price of up to $6,592,000.

On January 1, 2026, pursuant to the Agreement and Plan of Merger, dated as of August 11, 2025, by and between First Financial Bancorp., an Ohio corporation (“First Financial”), and the Company, the Company merged with and into First Financial, with First Financial as the surviving corporation (the “Merger”).

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Prior Registration Statement. Accordingly, pursuant to the undertakings made by the Company in the Prior Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 hereby removes from registration all of such securities registered under the Prior Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on January 6, 2026.

FIRST FINANCIAL BANCORP. as successor-in-interest to BankFinancial Corporation

By:	/s/ James M. Anderson
James M. Anderson
Executive Vice President and Chief Financial Officer

No other person is required to sign this Post Effective Amendment No. 1 to the Prior Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.